Exhibit 10.9

SKY HARBOUR GROUP CORPORATION

2022 INCENTIVE AWARD PLAN

STOCK OPTION GRANT NOTICE

Sky Harbour Group Corporation, a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) an Option (the “Option”) described in this Stock Option Grant Notice (this “Grant Notice”), subject to the terms and conditions of the Sky Harbour Group Corporation 2022 Incentive Award Plan (as may be amended from time to time, the “Plan”) and the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	[____________]

Grant Date:	[____________]

Exercise Price per Share:	[____________] the last closing price of SKYH on the day prior to Grant

Shares Subject to the Option:	[____________]

Final Expiration Date:	[____________]

Vesting Commencement Date:	[____________]

Vesting Schedule:	Annually with 25% of the Option vesting in equal installments of the shares subject to the Option on each anniversary of the Vesting Commencement Date thereafter.

Change in Control	Upon the occurrence of a Change in Control, 100% of the Shares Subject to the Option shall become immediately vested.

Retirement, Termination of Service by the Company without Cause or Termination of Service by reason of Participant’s death or disability

In the event of Participant’s (i) Retirement (as defined in the Agreement), (ii) Termination of Service by the Company or an Affiliate without Cause (as defined in the Agreement) or (iii) Termination of Service by reason of Participant’s death or disability, then the Option shall remain outstanding and continue to vest and become exercisable in accordance with the Vesting Schedule, notwithstanding the Participant’s Termination of Service.

Type of Option	Non-Qualified Stock Option

By accepting (whether in writing, electronically or otherwise) the Option, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

SKY HARBOUR GROUP CORPORATION	PARTICIPANT

By:
Name:
Title:

EXHIBIT A

STOCK OPTION AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I
GENERAL

1.1    Grant of Option. The Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the “Grant Date”).

1.2    Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

ARTICLE II
PERIOD OF EXERCISABILITY

2.1    Commencement of Exercisability. The Option will vest and become exercisable according to the vesting schedule in the Grant Notice (the “Vesting Schedule”) except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole Share has accumulated. Notwithstanding anything in the Grant Notice, the Plan or this Agreement to the contrary, unless the Administrator otherwise determines, the Option will immediately expire and be forfeited as to any portion that is not vested and exercisable as of Participant’s Termination of Service for any reason (after taking into consideration any continued and accelerated vesting and exercisability set forth in the Grant Notice or in the Plan which may occur in connection with such Termination of Service).

2.2    Duration of Exercisability. The Vesting Schedule is cumulative. Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires. The Option will be forfeited immediately upon its expiration.

2.3    Expiration of Option. The Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:

(a)    The final expiration date in the Grant Notice (which shall apply in the event of Participant’s Retirement, if the Participant’s Termination of Service is by the Company or an Affiliate without Cause or Participant’s Termination of Service is by reason of Participant’s death or disability);

(b)    Except as the Administrator may otherwise approve, the expiration of three months from the date of Participant’s Termination of Service, unless Participant’s Termination of Service is (i) for Cause, (ii) due to Participant’s Retirement, (iii) by the Company or an Affiliate without Cause or (iv) by reason of Participant’s death or disability; and

(c)    Except as the Administrator may otherwise approve, Participant’s Termination of Service for Cause.

As used in this Agreement, “Cause” shall mean that Participant has engaged in any of the following events, as determined by the Administrator in good faith: (i) a material breach of any covenant or condition under this Agreement or any other agreement between Participant and the Company; (ii) failure to perform Participant’s duties in a satisfactory manner; (iii) any act constituting embezzlement, dishonesty, fraud, immoral or disreputable conduct in connection with Participant’s employment with the Company or of any parent of the Company or Affiliate that results in harm to the Company’s business, operations, or reputation; (iv) any conduct which constitutes a felony or any crime involving moral turpitude under applicable law; (v) Participant’s violation of the Company’s written policies or codes of conduct, including any violation of the Company’s policies prohibiting harassment and discrimination; (vi) Participant’s failure to devote substantially all of Participant’s working time to the business of the Company and its Affiliates; (vii) refusal to follow or implement lawful directives from the Company’s management; (viii) a material act or omission that results in a breach of fiduciary duty or duty of loyalty to the Company any Affiliate; or (ix) Participant’s active disloyalty to the Company or its Affiliates, including willfully aiding a competitor or improperly disclosing confidential information. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, Participant shall have ten (10) days from the delivery of written notice by the Company or of any parent of the Company or Affiliate within which to cure any acts constituting Cause, if curable, under prong (ii) above.

As used in this Agreement, “Retirement” shall mean Participant’s voluntary resignation with the Company or its Affiliates at such time which the Participant’s age and years of service with the Company and its Affiliates adds up to 65 or greater.

ARTICLE III
EXERCISE OF OPTION

3.1    Person Eligible to Exercise. During Participant’s lifetime, only Participant may exercise the Option. After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s designated beneficiary as provided in the Plan.

3.2    Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.

3.3    Method of Payment. Subject to any terms and conditions established by the Administrator payment of the aggregate Exercise Price shall be made by any of the following payment methods, or a combination thereof, at the election of the Participant; provided, however, that such payment method does not then violate any Applicable Law; provided further that the payment method set forth in Section 3.3(d) shall be subject to the prior approval of the Administrator:

(a)    cash, wire transfer of immediately available funds or check,

(b)    Shares (including, Shares issuable pursuant to the exercise of the Option) or Shares held for such minimum period of time as may be established by the Administrator, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required,

(c)    delivery of a written or electronic notice that the Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, or

(d)    other form of legal consideration acceptable to the Administrator in its sole discretion.

3.4    Tax Withholding.

(a)    Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action the Company or any Affiliate takes with respect to any tax withholding obligations that arise in connection with the Option. Neither the Company nor any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Company and its Affiliates do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s tax liability. Participant agrees to pay to the Company or any Affiliate any amount of tax withholding obligations that the Company or an Affiliate may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means described in this Section 3.4. The Company may refuse to issue or deliver the Shares, if Participant fails to comply with Participant’s obligations in connection with any applicable withholding tax obligations.

(b)    Prior to the exercise of the Option, Participant agrees to make adequate arrangements satisfactory to the Company or an Affiliate to satisfy all applicable withholding tax obligations in connection with the Option. In this regard, Participant authorizes the Company or an Affiliate, or their respective agents, at their discretion, to satisfy the obligations with regard to all withholding tax liabilities by one or a combination of the following:

(i)    cash, wire transfer of immediately available funds or check,

(ii)    Shares or Shares held for such minimum period of time as may be established by the Administrator, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required,

(iii)    delivery of a written or electronic notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, or

(iv)    other form of legal consideration acceptable to the Administrator in its sole discretion.

Notwithstanding the foregoing, if Participant is an officer of the Company whom the Administrator has determined is subject to the reporting requirements of Section 16 of the Exchange Act, unless otherwise determined by the Board, the Shares will be delivered net of any withholding taxes as the Company determines necessary to satisfy the applicable withholding obligations. In the event the Company or an Affiliate withholds more than the withholding taxes using one of the methods described above, Participant may receive a refund of any over-withheld amount in cash but will have no entitlement to the Shares sold or withheld.

ARTICLE IV
OTHER PROVISIONS

4.1    Adjustments. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.2    Administration and Interpretation. Any question or dispute regarding the administration or interpretation of the Plan, the Grant Notice or this Agreement shall be submitted by Participant or by the Company to the Administrator. The resolution of such question or dispute by the Administrator shall be final and binding.

4.3    Personal Data Authorization. Participant understands and acknowledges that the Company and its Affiliates hold certain personal information regarding Participant for the purpose of managing and administering the Plan, including Participant’s name, home address, telephone number, date of birth, social security number, salary, nationality, job title, any Shares or directorships held in the Company and details of all Awards canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”). Participant further understands and acknowledges that the Company and its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan and that the Company and any its Affiliates may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. Participant understands and acknowledges that the recipients of Data may be located in the United States or elsewhere.

4.4    Clawback. The Option and the Shares issuable hereunder shall be subject to any clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

4.5    Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Compensation Committee of the Board, the Chief Executive Officer or the General Counsel at the Company’s principal office or the Chief Executive Officer’s or the General Counsel’s then-current email address. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to Participant’s designated beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section 4.5, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.6    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.7    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Law and, to the extent Applicable Law permits, will be deemed amended as necessary to conform to Applicable Law.

4.8    Successors and Assigns. The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.9    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Law permits, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.10    Entire Agreement; Amendment. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the Option without the prior written consent of Participant.

4.11    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.12    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.

4.13    Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Affiliate or interferes with or restricts in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and Participant.

4.14    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

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